MANAS PETROLEUM CORP.

BAAR, SWITZERLAND, July 15, 2010

Manas Petroleum Corp. (MNAP.OB) Manas Petroleum Corp. ("Manas") announces that Mr. Erik Herlyn has resigned as President, CEO and corporate Secretary effective immediately. Also effective immediately, Mr. Peter-Mark Vogel, Advisor to the Board, has been appointed as interim President and CEO until a new CEO is appointed and Mr. Roger Jenny has been appointed to the office of corporate Secretary.

The Board of Directors would like to thank Mr. Herlyn for his contributions to Manas and wishes him well in his future endeavours.

About Manas Petroleum Corp.

Manas Petroleum is an international oil and gas company with primary focus on exploration and development in south-eastern Europe, Central Asia and Mongolia. In Albania, Manas participates in a 1.7 million acre exploration project through its equity interest in Petromanas Energy Inc., a Canadian public company. In Kyrgyzstan, Manas has signed a US $54 million farm-out agreement with Santos International Holdings Pty Ltd., a subsidiary of Australia’s third largest oil and gas company. In addition to the development of its Kyrgyzstan project, Santos is developing the company's neighboring Tajikistan license under an option farm out agreement. Manas is also developing its Mongolian project, where it has begun a major 2D-seismic program; this project is located adjacent to one of China's (Sinopec) largest producing oilfields.

For further information please contact:

Roger Jenny
Corporate Secretary
Tel: +41-44-718 1030

Website: www.manaspetroleum.com